VIA FACSIMILE AND U.S. MAIL

                                                     	March 15,
2006

Ben A. van der Klift
Corporate Director of Finance
Arcadis N.V.
Utrechtseweg 68, 6812 AH Arnhem,
the Netherlands

	RE:	Form 20-F for Fiscal Year Ended December 31, 2004
      File No. 0-22628

Dear Mr. van der Klift:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Scott Watkinson, at (202)
551-
3741.


							Sincerely,


							Rufus Decker
	Accounting Branch Chief









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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE